EXHIBIT 10.21

DESCRIPTION OF OUTSIDE DIRECTOR FEE ARRANGEMENTS

          Directors who are not executive officers of the Company or the Bank (“Outside Directors”) receive an annual retainer of $30,000 from the Bank, with no additional retainer from the Company. The Chair of the Audit Committee receives an additional annual retainer of $10,000 and the Chair of the Compensation Committee receives an additional annual retainer of $5,000. Outside Directors also receive meeting fees of $1,500 for each Board or Bank Board meeting attended, $1,000 for each Audit Committee or Compensation Committee attended, and $750 for each other committee meeting attended, whether or not they are members of such committee. However, where the Board of Directors and the Bank Board meet on the same day, directors receive only a single board meeting fee for such meetings. Similarly, directors receive only a single committee meeting fee where identically constituted committees of the Board of Directors and Bank Board meet on the same day.

          Outside Directors who are members of the Loan Committee also receive a fee from the Bank for conducting on-site inspections of proposed real estate collateral for certain loans in excess of $1,500,000. For each day that a director conducts such inspections, the director receives a fee of $600 for the first property inspected and $200 for each additional property inspected on that day.

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